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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                 SCHEDULE 13E-4

                               (AMENDMENT NO. 1)


                         ISSUER TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               CHEMED CORPORATION
                                (Name of Issuer)

                               CHEMED CORPORATION
                              CHEMED CAPITAL TRUST
                      (Name of Person(s) Filing Statement)

                          CAPITAL STOCK, $1 PAR VALUE
                         (Title of Class of Securities)

                                  163 596 109
                     (CUSIP Number of Class of Securities)

                                NAOMI C. DALLOB
                          VICE PRESIDENT AND SECRETARY
                               2600 CHEMED CENTER
                             255 EAST FIFTH STREET
                          CINCINNATI, OHIO 45202-4726
                                 (513) 762-6900
                                    Copy to:
                             ROBERT ROSENMAN, ESQ.
                            CRAVATH, SWAINE & MOORE
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1000
  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                               DECEMBER 23, 1999
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                           CALCULATION OF FILING FEE

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        TRANSACTION VALUATION $54,630,000*                     AMOUNT OF FILING FEE $10,926
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* For purposes of calculating the filing fee in accordance with Rule 0-11(b)(2)
  under the Securities Exchange Act of 1934, as amended, the market value of the
  Capital Stock proposed to be acquired was established by multiplying the average of 26.69 and 27.94 (the high and low sales prices on December 20,
  1999) by 2,000,000, the number of shares of Capital Stock which Chemed
  Corporation and Chemed Capital Trust have offered to acquire.


[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



Amount Previously Paid:..................................................$10,926
Form or Registration No:..........................................Schedule 13E-4
Filing Party:...............................................  Chemed Corporation
                                                            Chemed Capital Trust
Date Filed:....................................................December 23, 1999


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     This Amendment No. 1 amends and supplements the Issuer Tender Offer
Statement on Schedule 13E-4 originally filed on December 23, 1999 (the "Schedule 13E-4") by Chemed Corporation, a Delaware corporation (the "Company"), and Chemed Capital Trust, a Delaware statutory business trust (the "Trust"), with respect to the offer by the Company and the Trust to exchange Convertible Trust Preferred Securities representing undivided beneficial interests in the assets of the Trust for up to 2,000,000 shares of Capital Stock, par value $1.00 per share, of the Company, upon the terms and subject to the conditions set forth in the Offering Circular dated December 23, 1999 (the "Offering Circular") and in the related Letter of Transmittal, copies of which are filed with the Schedule 13E-4 as Exhibits (a) (1) and (a) (2), respectively.

ITEM 8.  ADDITIONAL INFORMATION

     On January 25, 2000, the Company and the Trust issued the press release included herein as Exhibit (a) (7) and incorporated herein by reference.



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ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

(a)(1)  Offering Circular dated December 23, 1999.
(a)(2)  Letter of Transmittal (together with Guidelines for
        Certification of Taxpayer Identification Number on
        Substitute Form W-9).
(a)(3)  Notice of Guaranteed Delivery.
(a)(4)  Press Release dated December 23, 1999.
(a)(5) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees.
(a)(6)  Form of Letter from Brokers, Dealers, Commercial Banks,
        Trust Companies and Other Nominees to their clients.

(a)(7)  Press Release dated January 25, 2000.

(b)(1)  Declaration of Trust of Chemed Capital Trust, dated December
        21, 1999.
(b)(2) Form of Amended and Restated Declaration of Trust of Chemed Capital Trust, dated January --, 2000.
(b)(3) Form of Indenture between Chemed Corporation and Firstar Bank, National Association, as Trustee, dated January --, 2000.
(b)(4)  Form of Preferred Securities Guarantee Agreement, dated
        January -- 2000.
(b)(5)  Form of Common Securities Guarantee Agreement, dated January
        -- 2000.
(c)     None.
(d)     Tax Opinion of Cravath, Swaine & Moore.
(e)     Not applicable.
(f)     None.
(g)(1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.
(g)(2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          CHEMED CORPORATION

                                          By: /s/ NAOMI C. DALLOB
                                            ------------------------------------
                                            Name: Naomi C. Dallob
                                            Title:  Vice President and Secretary

                                          CHEMED CAPITAL TRUST

                                          By: Chemed Corporation
                                            as sponsor


January 25, 2000                          By: /s/ NAOMI C. DALLOB
                                            ------------------------------------
                                            Name: Naomi C. Dallob
                                            Title:  Vice President and Secretary

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                                 EXHIBIT INDEX

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EXHIBITS
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(a)(1)     Offering Circular dated December 23, 1999.+
(a)(2)     Letter of Transmittal (together with Guidelines for
             Certification of Taxpayer Identification Number on
             Substitute Form W-9).+
(a)(3)     Notice of Guaranteed Delivery.+
(a)(4)     Press release dated December 23, 1999.+
(a)(5)     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.+
(a)(6)     Form of Letter from Brokers, Dealers, Commercial Banks,
             Trust Companies and Other Nominees to their clients.+

(a)(7)     Press Release dated January 25, 2000.

(b)(1)     Declaration of Trust of Chemed Capital Trust, dated December
             21, 2000.+
(b)(2)     Form of Amended and Restated Declaration of Trust of Chemed
             Capital Trust, dated January --, 2000.+
(b)(3)     Form of Indenture between Chemed Corporation and Firstar
             Bank, National Association, as Trustee, dated --, 2000.+
(b)(4)     Form of Preferred Securities Guarantee Agreement, dated
             January --, 2000.+
(b)(5)     Form of Common Securities Guarantee Agreement, dated January
             --, 2000.+
(d)        Tax Opinion of Cravath, Swaine & Moore.+
(g)(1)     Annual Report on Form 10-K of Chemed Corporation for the
             year ended December 31, 1998 (File No. 1-8351)*.
(g)(2)     Quarterly Reports on Form 10-Q of Chemed Corporation for the
             quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (File No. 1-8351)*.
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* Incorporated by reference.


+ Previously filed.

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